EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Airspan Omnibus Compensation Plan, the 2003 Supplemental Stock Option Plan and the 2000 Stock Purchase Plan of Airspan Networks, Inc. of the reference to our firm in “Item 6. Selected Financial Data” and our report dated February 4, 2004, with respect to the consolidated financial statements and schedule of Airspan Networks, Inc. both included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission,

/s/ ERNST & YOUNG LLP

ERNST & YOUNG LLP

London, England

May 21, 2004